SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A
Under the Securities Exchange Act of 1934
(Amendment No. 2)*
IMAX CORP

(Name of Issuer)
Common Stock

(Title of Class of Securities)
45245E109

(CUSIP Number of Class of Securities)
Jim Black
Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, CA 94105
(415) 773-5840

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)
December 31, 2008

(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐ Rule 13d-1(b)
☑ Rule 13d-1(c)
☐ Rule 13d-1(d)
(Continued on following pages)
     *The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
     The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G/A

CUSIP No.	45245E109

1	NAMES OF REPORTING PERSONS I.R.S. Identification Nos. of above persons (entities only) Kevin Douglas

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		6,038,513 (1)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

8,626,447 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

8,626,447

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

20%(3)

12	TYPE OF REPORTING PERSON

IN
(1) Kevin Douglas and his wife, Michelle Douglas, hold 3,709,372 shares jointly as the beneficiaries and co-trustees of the K&M Douglas Trust. In addition, Kevin Douglas and Michelle Douglas are co-trustees of the James Douglas and Jean Douglas Irrevocable Descendants’ Trust, which holds 2,329,141 shares.
(2) Kevin Douglas has dispositive power with respect to 862,645 shares held by James E. Douglas, III and 1,725,289 shares held by the Douglas Family Trust.
(3) Based on 43,462,297 shares of the Issuer’s Common Stock outstanding as of October 31, 2008, as reported in its report on Form 10-Q for the fiscal quarter ended September 30, 2008.

SCHEDULE 13G/A

CUSIP No.	45245E109

1	NAMES OF REPORTING PERSONS I.R.S. Identification Nos. of above persons (entities only) Michelle Douglas

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		6,038,513 (1)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

6,038,513 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,038,513

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

14%(2)

12	TYPE OF REPORTING PERSON

IN
(1) Michelle Douglas and her husband, Kevin Douglas, hold 3,709,372 shares jointly as the beneficiaries and co-trustees of the K&M Douglas Trust. In addition, Kevin Douglas and Michelle Douglas are co-trustees of the James Douglas and Jean Douglas Irrevocable Descendants’ Trust, which holds 2,329,141 shares.
(2) Based on 43,462,297 shares of the Issuer’s Common Stock outstanding as of October 31, 2008, as reported in its report on Form 10-Q for the fiscal quarter ended September 30, 2008.

SCHEDULE 13G/A

CUSIP No.	45245E109

1	NAMES OF REPORTING PERSONS I.R.S. Identification Nos. of above persons (entities only) James E. Douglas, III

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5	SOLE VOTING POWER

NUMBER OF		862,645

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

862,645 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

862,645

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.98%(2)

12	TYPE OF REPORTING PERSON

IN
(1) Kevin Douglas has dispositive power with respect to 862,645 shares held by James E. Douglas, III.
(2) Based on 43,462,297 shares of the Issuer’s Common Stock outstanding as of October 31, 2008, as reported in its report on Form 10-Q for the fiscal quarter ended September 30, 2008.

SCHEDULE 13G/A

CUSIP No.	45245E109

1	NAMES OF REPORTING PERSONS I.R.S. Identification Nos. of above persons (entities only) K&M Douglas Trust (1)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,709,372 (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

3,709,372 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,709,372 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.53%(3)

12	TYPE OF REPORTING PERSON

OO
(1) Kevin Douglas and Michelle Douglas are joint beneficiaries and co-trustees of the K&M Douglas Trust.
(2) Kevin Douglas and Michelle Douglas hold 3,709,372 shares jointly as the beneficiaries and co-trustees of the K&M Douglas Trust.
(3) Based on 43,462,297 shares of the Issuer’s Common Stock outstanding as of October 31, 2008, as reported in its report on Form 10-Q for the fiscal quarter ended September 30, 2008.

SCHEDULE 13G/A

CUSIP No.	45245E109

1	NAMES OF REPORTING PERSONS I.R.S. Identification Nos. of above persons (entities only) Douglas Family Trust (1)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California

	5	SOLE VOTING POWER

NUMBER OF		1,725,289

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

1,725,289 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,725,289

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

3.97%(2)

12	TYPE OF REPORTING PERSON

OO
(1) James E. Douglas, Jr. and Jean A. Douglas, husband and wife, are co-trustees.
(2) Kevin Douglas has dispositive power with respect to 1,725,289 shares held by the Douglas Family Trust.
(3) Based on 43,462,297 shares of the Issuer’s Common Stock outstanding as of October 31, 2008, as reported in its report on Form 10-Q for the fiscal quarter ended September 30, 2008.

SCHEDULE 13G/A

CUSIP No.	45245E109

1	NAMES OF REPORTING PERSONS I.R.S. Identification Nos. of above persons (entities only) James Douglas and Jean Douglas Irrevocable Descendants’ Trust (1)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California

	5	SOLE VOTING POWER

NUMBER OF		2,329,141

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		2,329,141

WITH	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,329,141

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	5.36%(2)

12	TYPE OF REPORTING PERSON

	OO
(1) Kevin Douglas and Michelle Douglas, husband and wife, are co-trustees.
(2) Based on 43,462,297 shares of the Issuer’s Common Stock outstanding as of October 31, 2008, as reported in its report on Form 10-Q for the fiscal quarter ended September 30, 2008.

Item 1.
(a)	Name of Issuer: IMAX CORP

(b)	Address of Issuer’s Principal Executive Offices: 2525 Speakman Drive Mississauga, Ontario Canada L5K1B1
Item 2.
(1)(a) NAME OF PERSONS FILING: Kevin Douglas Michelle Douglas James E. Douglas, III

(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: 125 E. Sir Francis Drake Blvd., Ste 400 Larkspur, CA 94939

(c)	CITIZENSHIP: United States

(d)	TITLE OF CLASS OF SECURITIES: Common Stock

(e)	CUSIP NUMBER: 45245E109

(2)(a) NAME OF PERSONS FILING: Douglas Family Trust K&M Douglas Trust James Douglas and Jean Douglas Irrevocable Descendants’ Trust

(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: 125 E. Sir Francis Drake Blvd., Ste 400 Larkspur, CA 94939

(c)	CITIZENSHIP: California

(d)	TITLE OF CLASS OF SECURITIES: Common Stock

(e)	CUSIP NUMBER: 45245E109

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:
(a)	☐ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

(e)	☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐ A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐ Group, in accordance with §240.13d-1(b)(1)(ii)(J)
Not Applicable.

Item 4. Ownership
     Reference is made to Rows 5-9 and 11 of each of the cover pages of this Schedule 13G/A and associated footnotes, which Rows and footnotes are incorporated by reference herein.
     As of the date of the event which required the filing of this Schedule 13G/A, the Reporting Persons held directly the following number of shares of the Issuer’s Common Stock:

COMMON STOCK
REPORTING PERSON	DIRECTLY HELD
Kevin and Michelle Douglas, K&M Douglas Trust (1)(2)	3,709,372

James E. Douglas, III (3)	862,645

Douglas Family Trust (4)	1,725,289

James Douglas and Jean Douglas Irrevocable Descendants’Trust (5)	2,329,141

Total	8,626,447

(1)	Kevin Douglas has (i) shared voting and shared dispositive power with respect to all 3,709,372 shares he holds with his wife, Michelle Douglas, as the beneficiaries and co-trustees of the K&M Douglas Trust; (ii) shared dispositive power with respect to all 862,645 shares held directly by James E. Douglas, III and all 1,725,289 shares held directly by the Douglas Family Trust pursuant to written authorizations; and (iii) shared voting and shared dispositive power, in his capacity as co-trustee, with respect to all 2,329,141 shares held directly by the James Douglas and Jean Douglas Irrevocable Descendants’ Trust.
(2)	Michelle Douglas has (i) shared voting and shared dispositive power with respect to all 3,709,372 shares she holds jointly with her husband, Kevin Douglas, as the beneficiaries and co-trustees of the K&M Douglas Trust and (ii) shared voting and shared dispositive power, in her capacity as co-trustee, with respect to all 2,329,141 shares held directly by the James Douglas and Jean Douglas Irrevocable Descendants’ Trust.
(3)	James E. Douglas, III has sole voting power with respect to all 862,645 shares he holds directly and has shared dispositive power along with Kevin Douglas with respect to all of such shares.
(4)	The Douglas Family Trust has sole voting power with respect to all 1,725,289 shares it holds directly and has shared dispositive power with Kevin Douglas with respect to all of such shares.
(5)	The James Douglas and Jean Douglas Irrevocable Descendants’ Trust has sole voting and sole dispositive power with respect to all 2,329,141 shares it holds directly.
     Each of the Reporting Persons hereunder may be deemed a member of a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or Rule 13d-5 promulgated under the Exchange Act with one or more of the other Reporting Persons hereunder. Although the Reporting Persons are reporting such securities as if they were members of a “group,” the filing of this Schedule 13G/A shall not be construed as an admission by any

Reporting Person that such Reporting Person is a beneficial owner of any securities other than those directly held by such Reporting Person.
Item 5. Ownership of Five Percent or Less of a Class
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐
Item 6. Ownership of More Than Five Percent on Behalf of Another Person
     Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company
     Not applicable.
Item 8. Identification and Classification of Members of the Group
     See Item 4 of this Schedule 13G/A and the Joint Filing Agreement attached hereto as Exhibit A.
Item 9. Notice of Dissolution of Group
     Not applicable.
Item 10. Certification
     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 10, 2009	By:	/s/ Eileen Davis-Wheatman, as Attorney-in-Fact
Kevin Douglas

Date: February 10, 2009	By:	/s/ Eileen Davis-Wheatman, as Attorney-in-Fact
Michelle Douglas

Date: February 10, 2009	By:	/s/ Eileen Davis-Wheatman, as Attorney-in-Fact
James E. Douglas, III

DOUGLAS FAMILY TRUST
Date: February 10, 2009	By:	/s/ Eileen Davis-Wheatman, as Attorney-in-Fact
Name: James E. Douglas, Jr.
Title: Trustee

Date: February 10, 2009	By:	/s/ Eileen Davis-Wheatman, as Attorney-in-Fact
Name: Jean A. Douglas
Title: Trustee

K&M DOUGLAS TRUST
Date: February 10, 2009	By:	/s/ Eileen Davis-Wheatman, as Attorney-in-Fact
Name: Kevin Douglas
Title: Trustee

Date: February 10, 2009	By:	/s/ Eileen Davis-Wheatman, as Attorney-in-Fact
Name: Michele Douglas
Title: Trustee

JAMES DOUGLAS AND JEAN DOUGLAS IRREVOCABLE DESCENDANTS’ TRUST
Date: February 10, 2009	By:	/s/ Eileen Davis-Wheatman, as Attorney-in-Fact
Name: Kevin Douglas
Title: Trustee

Date: February 10, 2009	By:	/s/ Eileen Davis-Wheatman, as Attorney-in-Fact
Name: Michelle Douglas
Title: Trustee

EXHIBIT A
JOINT FILING AGREEMENT
     This Joint Filing Agreement (this “Agreement”) hereby confirms the agreement by and among all of the undersigned that the Schedule 13G/A to which this Agreement is attached as Exhibit A with respect to the beneficial ownership of the undersigned of shares of IMAX CORP’s Common Stock is being filed on behalf of each of the undersigned. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Date: February 10, 2009	By:	/s/ Eileen Davis-Wheatman, as Attorney-in-Fact
Kevin Douglas

Date: February 10, 2009	By:	/s/ Eileen Davis-Wheatman, as Attorney-in-Fact
Michelle Douglas

Date: February 10, 2009	By:	/s/ Eileen Davis-Wheatman, as Attorney-in-Fact
James E. Douglas, III

DOUGLAS FAMILY TRUST
Date: February 10, 2009	By:	/s/ Eileen Davis-Wheatman, as Attorney-in-Fact
Name: James E. Douglas, Jr.
Title: Trustee

Date: February 10, 2009	By:	/s/ Eileen Davis-Wheatman, as Attorney-in-Fact
Name: Jean A. Douglas
Title: Trustee

K&M DOUGLAS TRUST
Date: February 10, 2009	By:	/s/ Eileen Davis-Wheatman, as Attorney-in-Fact
Name: Kevin Douglas
Title: Trustee

Date: February 10, 2009	By:	/s/ Eileen Davis-Wheatman, as Attorney-in-Fact
Name: Michele Douglas
Title: Trustee

JAMES DOUGLAS AND JEAN DOUGLAS IRREVOCABLE DESCENDANTS’ TRUST
Date: February 10, 2009	By:	/s/ Eileen Davis-Wheatman, as Attorney-in-Fact
Name: Kevin Douglas
Title: Trustee

Date: February 10, 2009	By:	/s/ Eileen Davis-Wheatman, as Attorney-in-Fact
Name: Michelle Douglas
Title: Trustee